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                                                                    Exhibit 23.6

May 20, 2002



CNH Global N.V.
100 South Saunders Road
Lake Forest, Illinois 60045-2502


Ladies and Gentlemen:

We hereby consent to the reference to Standard & Poor's Corporate Value Consulting in the F-3 Registration Statement of CNH Global N.V. ("CNH") dated May 21, 2002 under the caption "Fiat Debt Exchange" in the context of our rendering of an opinion to CNH regarding the fairness of the Fiat debt exchange (the "Transaction") to CNH from a financial point of view as of the date of the final pricing of the secondary offering.

Our opinion is for the information and assistance of the Board of Directors of CNH in connection with its consideration of the Transaction and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part, in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


Very truly yours,

/s/ Standard & Poor's Corporate Value Consulting
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(STANDARD & POOR'S CORPORATE VALUE CONSULTING)